Exhibit 10.1
Unica Corporation
Fiscal Year 2007
Executive Incentive Plan (the “Plan”)
I. Objectives
 The objectives of this Plan are to recognize and reward members of the executive team for:
•	significant contribution to the Company’s growth and profitability; and
•	individual performance against pre-established goals for the fiscal year.
II. Plan Participation
To be eligible to participate in the Plan, the individual must be a permanent, full-time or part-time member of the Unica executive team who works at least 24 hours per week and who was hired on or before July 1st of the plan year (each, a “Participant”). The Plan year is defined as October 1, 2006 to September 30, 2007.
III. Individual Incentive Payment Targets
Participant incentive payment target amounts are set by the Chief Executive Officer (“CEO”), or such other senior executive as the CEO may delegate. CEO incentive payment target amounts are set by the Compensation Committee or the Board of Directors. Incentive payment target amounts under the Plan are prorated for those Participants who are hired or become eligible after the commencement of the Plan year.
IV. Individual Performance Goals
Each Participant’s incentive payment is determined by that Participant’s performance against his or her individual goals. At the beginning of the fiscal year, individual performance goals for FY2007 will be established and documented by Participants and their managers (“FY2007 Performance Goals”). The individual performance of the CEO will be set, reviewed and approved by the Compensation Committee or Board of Directors. These FY2007 Performance Goals will be in furtherance of the Company’s top goals and the top goals of the functional area to which the Participant contributes and may contain quarterly, midyear and full-year objectives. These goals, once developed, will be reviewed and approved by the CEO.
V. Incentive Payment Pool
The total amount available to all Participants for incentive payments to be made under the Plan (the “Incentive Payment Pool”) is determined by the Company’s actual performance in FY2007 versus Total Bookings and adjusted operating income targets established during the FY2007 budget process and approved by the Company’s Board of Directors. Performance against these financial targets will be based on Company-wide operations for fiscal year 2007.
•	The Incentive Payment Pool will be a percentage of the aggregate individual incentive payment target amounts of all Participants under the Plan.
In the event that the Company consummates one or more additional acquisitions during FY 2007, the CEO may recommend to the Compensation Committee or Board of Directors, an adjustment to the Total Bookings and Operating Profit Targets to take into account the anticipated effect that such acquisitions may have on the Company’s forecasted financial and operating performance.
VI. Individual Incentive Plan Payment
Each Participant will be eligible to earn an incentive payment based on:
•	the Participant’s “Individual Incentive Payment Target”;
•	the Participant’s achievement of his or her FY 2007 Performance Goals; and
•	the Incentive Payment Pool available for incentive payments.

Up to 20% of the Participant’s Individual Incentive Payment Target will be eligible for payout at the midpoint of the Fiscal Year, and the remaining 80% of the Participant’s Individual Incentive Payment Target will be eligible for payout after the end of the Fiscal Year, based on the CEO’s assessment of Participants achievement to that point in time of his or her individual FY 2007 Performance Goals in conjunction with the Incentive Payment Pool available for payout, or in the case of the CEO’s achievement, based on the assessment of the Compensation Committee or Board of Directors.
VII. Administration
Except with regard to his own incentive payments, the Company’s CEO will administer the Plan in accordance with the Plan guidelines and will make determinations on the amount of Participant incentive payments in accordance with the Plan guidelines and his own discretion, which determinations shall be approved and ratified by the Compensation Committee or the Board of Directors. The Compensation Committee or Board of Directors may at any time change, modify or adjust any provision of the Plan to serve the interests of the Company. The Compensation Committee or Board of Directors will administer the Plan as it relates to incentive payments for the CEO.
VIII. General
A Participant who is terminated for cause or a Participant who voluntarily resigns will not be eligible for an incentive payment if they are not employed on the date of payment. Disputes arising out of the administration and/or interpretation of this Plan shall be addressed and resolved by the Company’s Compensation Committee, whose decisions on these matters is final. Nothing herein shall grant any Participant the right to continue as an employee of the Company, grant any contractual right or limit the right of the Company to dismiss a Participant as an employee.

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